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                                                                      Exhibit 12

[WILLKIE FARR & GALLAGHER LLP LETTERHEAD]       787 Seventh Avenue
                                                New York, NY 10019-6099
                                                Tel: 212 728 8000
                                                Fax: 212 728 8111

April 13,2007


The Gabelli Equity Trust Inc.
One Corporate Center
Rye, New York 10580-1422


Ladies and Gentlemen:

      You have asked us for our opinion in connection with (a) the proposed contribution by The Gabelli Equity Trust Inc. (the "Equity Trust"), a Maryland corporation, of a portion of its assets (anticipated to consist largely or exclusively of cash and short-term fixed income investments) having a value of approximately $70,000,000 to The Gabelli Healthcare & Wellness Trust (the "Healthcare Trust"), a Delaware statutory trust, established by the Equity Trust, followed by the distribution of all of the common shares of beneficial interest of the Healthcare Trust (the "Healthcare Trust Common Shares") by the Equity Trust to the common shareholders of the Equity Trust at a rate of one (1) Healthcare Trust Common Share for every twenty (20) shares held of the Equity Trust's common stock (the "Transaction") and (b) the filing of the Registration Statement on Form N-14 (File No. 33-140966) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") on April 13, 2007 (the "Registration Statement") related to the Transaction.

      We have reviewed the Registration Statement and such other documents and materials as we have considered necessary for the purpose of rendering this opinion. With your consent, we have relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of such documents and materials. In addition, we have assumed that (i) the Transaction will be consummated as described in the Registration Statement and (ii) the Registration Statement reflects all the material facts relating to the Transaction. Our opinion is conditioned upon, among other things, the continuing accuracy and completeness of the facts, information and representations contained in the Registration Statement. Any material change or inaccuracy in the facts referred to, set forth or assumed herein, or in the Registration Statement (giving effect to all events occurring subsequent to the effective date of the Registration Statement) may affect the conclusions stated herein.

      We have also assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.





  NEW YORK   WASHINGTON   PARIS   LONDON   MILAN   ROME   FRANKFURT   BRUSSELS


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      The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter. No assurance can be given that changes in the law or their respective interpretations will not be forthcoming, including with retroactive effect, which could modify the conclusions expressed herein. In delivering this opinion, we do not assume an obligation to update the opinion or to inform you of any changes in the legal authorities upon which our conclusions are based.

      Based upon the foregoing, we are of the opinion that the discussion in the Proxy Statement/Prospectus that forms part of the Registration Statement under the captions "Proxy Statement/Prospectus Summary Federal Income Tax Consequences of the Transaction," "Taxable Distribution", "Federal Income Tax Consequences of the Transaction", "Taxation" and "Appendix F Taxation", insofar as such discussion summarizes the material United States federal income tax consequences of the Transaction, and subject to the qualifications and exceptions referred to therein, accurately summarizes the material federal income tax consequences of the Transaction.

      Except as expressly set forth above, we express no other opinion. Our opinion is based upon the accuracy of the facts, information and representations in the Registration Statement and in the various other documents related thereto. Our opinion may not be relied upon if any of such facts, information or representations are not accurate. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This letter and the opinions expressed herein are being furnished solely for your information and may not be relied upon by any other person without our prior written consent.


Sincerely yours,


/s/ Willkie Farr & Gallagher LLP